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                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

               MOLICHEM ANNOUNCES $1,500,000 IN ADDITIONAL FUNDING

Chapel Hill, NC, February 4, 2002 - MoliChem Medicines, Inc. (OTCBB: MLCM) today announced that it had received an additional $1,500,000 in funding in connection with the exercise by two of its shareholders of warrants to purchase additional shares of its common stock. Dacha Capital, Inc. and Multivox Marketing, Inc., both located in Montreal, Quebec, Canada, each invested an additional $750,000 in MoliChem.

"We are very pleased by the confidence in our management team and our technology demonstrated by the additional investment by our shareholders and lead investors Dacha Capital, Inc. and Multivox Marketing, Inc. These funds will be used to further the clinical development of our lead compounds, Moli1901 for cystic fibrosis, Moli56A/B for the treatment of critical illness, and to proceed with the development of additional intellectual property, including our library of stable polypeptide antibiotics", stated Luis Molina, Ph.D., President and CEO of MoliChem.

About Molichem

MoliChem Medicines, Inc. is a biotechnology company dedicated to the discovery, development and commercialization of innovative products for the treatment of serious pulmonary and infectious diseases. MoliChem's lead product, Moli-1901 is currently in clinical trials in the US for the treatment of Cystic Fibrosis. The company also has two free radical scavengers in pre-clinical stage, which are being developed as therapy to prevent toxic injuries to major organ systems. Finally, MoliChem has a platform for discovery of stable polypeptides that have demonstrated activity against treatment of multiple drug resistant tuberculosis infections.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from MoliChem's expectations and projections. Risks and uncertainties include need for additional financing or capital, ability to develop and successfully commercialize our products, ability to enter into licensing agreements, success of clinical trials for MoliChem's products, and the ability of the competition to render MoliChem's product candidates or technologies obsolete or noncompetitive. A further list and description of these risks, uncertainties and other factors can be found in MoliChem's Registration Statement Form SB-2 filed with the Securities and Exchange Commission under the Securities Act of 1933. MoliChem assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For Further Information Contact:
Gilles Cloutier Ph.D. 919.960.0217
EMAIL  Gilles@molichem.com